SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by §14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

VERISITY LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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The following is the text of an email and a handout that was distributed to employees of Verisity Ltd. by Verisity Ltd. on January 12, 2005:

ANNOUNCEMENT

It is with great excitement that I announce to you the signing of a definitive agreement for Verisity to be acquired by Cadence. This will greatly accelerate both companies’ ability to deliver what customers are demanding today: the best Verification Process Automation solution on a unified multi-language infrastructure that spans simulation, acceleration, and emulation. Both pre and post close, I will continue to run the Verisity operations, with Yoav and my executives on board.

Cadence greatly values not only the technology, but the unique expertise, passion and vision of the Verisity software and hardware R&D, marketing, CE’s, and sales teams. In addition, Cadence values Verisity’s strong business momentum, including the growing sales of our new products. Verisity also has great respect for Cadence’s leading technologists and world class verification products, and is excited about where the new Cadence management is taking the company.

Verisity will be acquired for $12 per share in a cash transaction for an estimated $300M total deal value. The transaction is subject to review by regulatory bodies and Verisity shareholders. The transaction is expected to be completed promptly after receipt of regulatory approvals, and until that time both companies must and will continue to operate as independent entities. More details about the transaction and other general questions can be found in the attached Q&A and press release. All benefits and employment transition related questions will be answered in Q&As tailored for each geographic region. They will be sent out as soon as they are available.

Verisity’s mission and vision will live on with Cadence. Together, we can not only accelerate delivery of an integrated VPA Platform, but also put even more of our best and brightest on the innovative value added technologies, methodologies, and customer support that made Verisity successful in the first place.

I want to thank you all for your amazing contributions and fantastic teamwork and culture you all helped to create. I’m committed to continuing this in our next leg of our journey together.

Please see communication meeting times below and attend or call in as appropriate for more details.

Communication Meeting Times (note, all Pacific Time):

•	US Meeting: 4:30pm Pacific Time Wednesday (on site downstairs and call in)

•	Asia/Japan Meeting: 6pm Pacific Time Wednesday

•	Israel Meeting: 12 Midnight Pacific Time Wednesday (on site and call in)

•	Europe Meeting: 1am Pacific Time Thursday morning

Call in Numbers for all regions except Israel (access numbers will be sent out separately)

Toll free:	1-888-737-5834

Toll:	1-719-457-4158

Passcode:	436129

The following is the text of the handout that was distributed to the employees of Verisity Ltd. by Verisity Ltd. on January 12, 2005 as an accompaniment to an e-mail, the text of which is included above:

General Q&A

General Questions

Verisity is doing well as a company. Why did Verisity agree to be acquired by Cadence?

Customers of both companies have been demanding a combination of the best verification process automation on top of the world’s best unified verification infrastructure to meet their needs in productivity, quality and predictability. This acquisition will accelerate Verisity’s and Cadence’s visions of having the VPA solution integrated with the industry’s best unified verification infrastructure for both Cadence’s and Verisity’s customers.

Is there any chance that this deal will not go through?

The transaction is subject to governmental regulatory approval and customary closing conditions, including approval by Verisity’s shareholders.

Will my reporting structure remain the same? Who is my new manager?

Upon completion of the acquisition, Moshe Gavrielov, CEO Verisity Ltd. will join Cadence’s executive management team, and Yoav Hollander, Founder and CTO, will play an integral role in setting Cadence’s verification technology direction. Both pre and post close, Moshe will continue to run the Verisity operations, with Yoav and his executives on board.

What will be the communication process for informing Verisity employees of the merger progress?

We plan to form a team of representatives from both Cadence and Verisity to work through details of the transition process. As information is known and decisions are made, we will do our best to provide information to you on a regular basis. Please keep in mind that some information cannot be communicated until after the merger closes.

Will my compensation remain the same?

Your total target compensation will, at minimum, remain the same.

What will happen to my current stock options?

Upon closing of the merger, your options to acquire Verisity Common Stock granted under any of Verisity’s Stock Option Plans will automatically be converted into options for Cadence stock subject to the same terms and conditions and vesting schedules. Details of this conversion will be provided after the merger has been completed. In addition, you will receive a detailed packet regarding your options approximately 45 days following the close of the merger.

Will my vesting schedule change?

No, your current vesting period continues, before and after the merger is complete, from the date of your original Verisity option grant on any current outstanding options.

How will this announcement affect my ability to exercise and sell employee options?

For those employees covered by the trading blackout or otherwise in possession of inside information, the trading window will be closed until the transaction is closed. All other employees will be permitted to exercise their options in accordance with Verisity’s insider trading policy.

When can I get more information about benefits and employment transition processes?

A Q&A tailored for each geographic region will be distributed as soon as it is available.

Additional Information and Where to Find It

Verisity intends to file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents in connection with the proposed acquisition. SHAREHOLDERS OF VERISITY ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VERISITY, CADENCE AND THE PROPOSED TRANSACTION. Shareholders of Verisity may obtain free copies of the proxy statement and other relevant documents filed with the SEC (when they become available) at the SEC’s website at www.sec.gov and at Verisity’s website at www.verisity.com. In addition, shareholders of Verisity may obtain free copies of the proxy statement (when it becomes available) by writing to 331 East Evelyn Avenue, Mountain View, CA 94041, Attention: Investor Relations, or by emailing to bonnie@verisity.com.

Verisity and its directors, executive officers, certain members of management and certain employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. A description of the interests in Verisity of its directors and executive officers is set forth in Verisity’s annual report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on March 12, 2004 and in Verisity’s proxy statement for its 2004 annual meeting of shareholders filed with the SEC on April 29, 2004. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed merger, and a description of their direct and indirect interests in the proposed merger, will be set forth in the proxy statement when it is filed with the SEC.

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